Form of Agreement

THE WALT DISNEY COMPANY

Performance-Based
Stock Unit Award
(Dual Performance Goals)

     AWARD AGREEMENT, dated as of                             , between The Walt Disney Company, a Delaware corporation (“Disney”), and                              (the “Participant”). This Award is granted on                             , 200    (the “Date of Grant”) by the Compensation Committee of the Disney Board of Directors (the “Committee”) pursuant to the terms of the 2002 Executive Performance Plan (the “Plan”), and pursuant to the terms of the Amended and Restated 1995 Stock Incentive Plan (the “Stock Plan”). The applicable terms of the Plan and the Stock Plan are incorporated herein by reference, including the definitions of terms contained therein.

     Section 1. Stock Unit Award. Disney hereby grants to the Participant, on the terms and conditions set forth herein, an Award of                   “Stock Units.” The Stock Units are notional units of measurement denominated in Shares of Disney (i.e. one Stock Unit is equivalent in value to one Share, subject to the terms hereof). The Stock Units represent an unfunded, unsecured obligation of Disney. This Award is subdivided into “Tranche A” and “Tranche B,” each of which constitute one half of the Award. Subject to the terms, conditions and performance-based vesting requirements set forth herein, Tranche A of this Award will vest on the second anniversary date of the Date of Grant and Tranche B on the fourth anniversary of the Date of Grant.

     Section 2. Vesting Requirements. The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below) shall be subject to the satisfaction of the conditions set forth in each of subsections A, B and C of this Section 2:

A.	Total Stockholder Return Vesting Requirement. The vesting of fifty percent (50%) of both Tranche A and Tranche B shall be subject to performance vesting under this Section 2.A. This performance vesting requirement, which is applicable on both the second and fourth anniversary dates of the Date of Grant), shall be satisfied if Total Shareholder Return (as defined below) of Disney, determined on the relevant anniversary date as provided below, exceeds the Total Shareholder Return for the Standard & Poor’s 500 Composite Stock Index (the “Reference TSR”) over either (i) the period of one year preceding the applicable anniversary date or (ii) the period of three years preceding the applicable anniversary date. “Total Shareholder Return” shall mean, for any given determination date, an amount equal to the average of the total return figures, calculated on the basis of weekly periodicity, as currently reported under “Comparative Returns” by Bloomberg L.P. (or any other reporting service that the Committee may designate from time to time) (i) for Disney and (ii) for the Reference TSR (which is designated by Bloomberg L.P. as the “S&P 500 Index”), as the case may be, for each of the four weeks immediately preceding the determination date, it being understood that if any such determination is made on the last trading day of any week, then that week shall be treated as a preceding week.

If the performance vesting requirements of this Section 2.A are not satisfied for Tranche A on the second anniversary date of the Date of Grant, then 50% of Tranche A shall not vest on that date. However, such 50% portion of Tranche A shall not be forfeited at that time and shall vest if and when the performance vesting requirements set forth in this Section 2.A applicable on the fourth anniversary date hereof are achieved. If the performance vesting requirements applicable on the fourth anniversary of the Date of Grant are not met, then the 50% portions of Tranche A and Tranche B subject to vesting under this Section 2.A that are not then vested shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.

B.	Section 162(m) Vesting Requirement. This Award shall also be subject to additional performance vesting requirements under this Section 2.B with respect to 100% of both Tranche A and Tranche B, based upon the achievement of the Performance Targets applicable to the Performance Periods specified below, subject to certification of achievement of such Performance Targets by the Committee pursuant to Section 4.8 of the Plan. The respective Performance Targets (and the Business Criteria to which they relate) shall be established by the Committee not later than 90 days following the beginning of each Performance Period. If the Performance Target for a Performance Period is not satisfied, the applicable portion of the Award (i.e., Tranche A or Tranche B) shall be immediately forfeited in its entirety. The Performance Periods for the Stock Units granted hereunder shall be as follows:

Performance Period	Stock Units
Fiscal 200 and 200 (October 1, 200 - September 30, 200 )	Tranche A ( Stock Units)
Fiscal 200 and 200 (October 1, 200 - September 30, 200 )	Tranche B ( Stock Units)

C.	Service Vesting Requirement. In addition to the performance vesting requirements of subsections A and B of this Section 2, the right of the Participant to receive payment of this Award shall become vested only if he or she remains continuously employed by Disney or an Affiliate from the date hereof until the later of (i) the last day of the Performance Period specified above in Section 2.B with respect to Tranche A or Tranche B, as applicable, and (ii) the date that the relevant portion of this Award (i.e., Tranche A or Tranche B) satisfies the applicable performance vesting requirement as provided in Section 2.A hereof; provided, however, that, nothing set forth herein shall be deemed to modify, qualify, or otherwise derogate from, the requirement of Section 4.8 of the Plan that the Committee certify in writing that the applicable Performance Targets of Section 2.B above have been satisfied prior to the payment of any amount to the Participant under this Award.

If the service vesting requirements of this Section 2.C are not satisfied for Tranche A or Tranche B, respectively, the applicable number of Stock Units shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.

All Stock Units for which all of the requirements of this Section 2 have been satisfied shall become vested and shall thereafter be payable in accordance with Section 5 hereof.

     Section 3. Accelerated Vesting. Notwithstanding the terms and conditions of Section 2 hereof, upon the Participant’s death or disability (within the meaning of Section 409A of the Internal Revenue Code), or upon the occurrence of a Triggering Event within the 12-month period following a Change in Control (in accordance with Section 11 of the Stock Plan as in effect on the date hereof), this Award shall become fully vested and shall be payable in accordance with Section 5 hereof to the extent that it has not previously been forfeited. In addition, if the Participant is employed pursuant to an employment agreement with Disney, any provisions thereof relating to the effect of a termination of the Participant’s employment upon his or her rights with respect to this Award, including, without limitation, any provisions regarding acceleration of vesting and/or payment of this Award in the event of termination of employment, shall be fully applicable and supersede any provisions hereof with respect to the same subject matter.

     Section 4. Dividend Equivalents. Any dividends paid in cash on Shares of Disney will be credited to the Participant as additional Stock Units as if the Stock Units previously held by the Participant were outstanding Shares, as follows: such credit shall be made in whole and/or fractional Stock Units and shall be based on the fair market value (as defined in the Stock Plan) of the Shares on the date of payment of such dividend. All such additional Stock Units shall be subject to the same vesting requirements applicable to the Stock Units in respect of which they were credited and shall be payable in accordance with Section 5 hereof.

     Section 5. Payment of Award. Payment of vested Stock Units shall be made within 30 days following the later of:

(i)	the applicable date under Section 2.C hereof as of which all of the applicable vesting requirements under Section 2 hereof shall have been satisfied for Tranche A or Tranche B, as applicable, or

(ii)	the date of certification of achievement of the applicable Performance Targets by the Committee as required under Section 2.B hereof,

(or within 30 days following acceleration of vesting under Section 3 hereof, if applicable). The Stock Units shall be paid in cash or in Shares (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to the Participant after deduction of applicable withholding taxes in the amount determined by the Committee, provided that such amount shall not exceed the Participant’s estimated Federal, state and local tax obligation with respect to payment of the Award.

     Section 6. Restrictions on Transfer. Neither this Stock Unit Award nor any Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Disney as a result of forfeiture of the units as provided herein and as provided in Section 6 of the Plan. The Stock Units constitute Restricted Units as defined in Section 2.2 of the Plan.

     Section 7. No Voting Rights. The Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.

     Section 8. Award Subject to Plans. This Stock Unit Award is subject to the terms of the Plan and the Stock Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan or the Stock Plan, the Plan or the Stock Plan (as applicable) will govern and prevail.

     Section 9. Changes in Capitalization. The Stock Units under this Award shall be subject to the provisions of the Stock Plan relating to adjustments for changes in corporate capitalization.

     Section 10. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Disney or an Affiliate nor interfere in any way with the right of Disney or an Affiliate to terminate the Participant’s employment at any time or to change the terms and conditions of such employment.

     Section 11. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

THE WALT DISNEY COMPANY
By:
Name:
Title:

PARTICIPANT

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